STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                       FILED 09:00 AM 11/18/1999
                                                             991493319 - 3128231



                         CERTIFICATION OF INCORPORATION

                                       OF

                       POWERNOMICS ENTERPRISE CORPORATION



         FIRST. The name of this corporation shall be:

                       POWERNOMICS ENTERPRISE CORPORATION

         SECOND. Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805, and its registered agent at such address is CORPORATION SERVICE COMPANY.

         THIRD. The purpose or purposes of the corporation shall be:

         To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH. The total number of shares of stock which this corporation is authorized ro issue is:

         Fifty Million (50,000,000) Shares With A Par Value Of $0.0001.

         FIFTH. The name of the mailing address of the incorporator is as follows:

                           Thomas Di Guglielmo
                           Corporation Service Company
                           1013 Centre Road
                           Wilmington, DE 19805

         SIXTH. The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

         IN WITNESS WHEREOF, The undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this eighteenth day of November, A.D. 1999.


                                             --------------------
                                             Thomas Di Guglielmo
                                                   Incorporator